EXHIBIT 23.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Professional Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Xenon Pharmaceuticals Inc.

We consent to the use of our report dated March 8, 2016, with respect to the balance sheets of Xenon Pharmaceuticals Inc. as of December 31, 2015 and December 31, 2014, the related statements of operations and comprehensive income (loss), shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

March 9, 2016

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.